Exhibit 99.1
Raytheon Company    Global Headquarters
Waltham, Mass.

Media Contact
Mike Doble
+1.703.284.4345
corporatepr@raytheon.com
For Immediate Release

Raytheon Receives Arbitration Award relating to the eBorders Program

WALTHAM, Mass., (August 18, 2014) - Raytheon Company (NYSE: RTN) announced today its receipt of a decision in the arbitration between Raytheon Systems Limited (RSL, which is also known as Raytheon UK) and the United Kingdom Home Office relating to the eBorders program. The Arbitration Tribunal found that the Home Office had unlawfully terminated RSL for default in 2010 and therefore had repudiated the eBorders contract. The Tribunal denied all Home Office claims for damages and clawback of previous payments.

The Tribunal awarded to RSL damages and other monetary relief of approximately £185 million ($309 million). It also found that the Home Office had wrongfully retained the £50 million ($83 million) it had drawn on RSL letters of credit in April 2011. The Tribunal reserved ruling on costs and on the quantification of interest payable to RSL.

The Tribunal’s ruling confirms that RSL delivered substantial capabilities to the UK Home Office under the eBorders program. Raytheon remains committed to partnering with the UK Government on key defense, national security and commercial pursuits.

About Raytheon
Raytheon Company, with 2013 sales of $24 billion and 63,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.